Exhibit 4.4

THIS PROMISSORY NOTE AND THE SECURITIES OBTAINABLE UPON CONVERSION HEREOF (COLLECTIVELY, THE “SECURITIES”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“THE ACT”), OR THE SECURITIES LAWS OF ANY STATE.  THE SECURITIES MAY NOT BE PLEDGED, SOLD, ASSIGNED OR TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

CONVERTIBLE PROMISSORY NOTE
U.S. $_________	June ___, 2009

FOR VALUE RECEIVED, Island Breeze International, a Cayman Islands exempt company (the “Company”), hereby promises to pay to the order of ______________ (the “Lender”) the principal amount of ____________________ ($_____________) Dollars (the “Principal Amount”), together with interest on the Principal Amount under this convertible promissory note (this “Note”) at the per annum rate of six (6%) percent (calculated daily on the basis of a 360-day year and actual calendar days elapsed). Subject to conversion or acceleration as provided herein, the Principal Amount and accrued interest on this Note shall become due and payable in one installment twelve months from the date hereof (the “Maturity Date”).

Both the Principal Amount and accrued interest shall be paid in lawful money of the United States of America to the Lender at the address contained in the Securities Purchase Agreement (as defined herein) or at such other address as the Lender may designate by notice in writing to the Company, in immediately available funds.

If any payment hereunder falls due on a Saturday, Sunday or legal holiday, it shall be payable on the next succeeding business day and such additional time shall be included in the computation of interest.

This Note is one of a series of Convertible Promissory Notes containing substantially identical terms and conditions issued pursuant to that certain Securities Purchase Agreement by and between the Company and certain Lenders of even date herewith (the “Securities Purchase Agreement”).  All capitalized terms not defined herein shall have the meanings ascribed thereto in the Securities Purchase Agreement.

1.             Conversion.

(a)           Merger and Acquisition.  All of the outstanding shares of Capital Stock the Company may be acquired by a publicly held company ("Publicco") by merger; acquisition; share exchange; or other similar transaction (the “Transaction”).  If such Transaction is consummated, the Company will cause Publicco to assume the Company’s obligations under this Note, including obligations under Sections 1, 2, 3, 4, and 5 hereof, which Sections will apply to Publicco immediately after the Transaction is completed.  In the event a Transaction is consummated, the Company will be relieved of all obligations otherwise existing under this Note.  Except in the case of a self registration, this Note will not be convertible prior to the consummation of the Transaction and after the Transaction is consummated, this Note will be convertible into Publicco Common Stock.  All references to the Company hereafter in Sections 2, 3, 4, and 5 of this Note will refer to Publicco and none of these Sections will apply to the Company.

(b)           Conversion.  In the event the Company consummates a Transaction with Publicco, or completes a self registration to become publicly held, the entire principal and accrued interest outstanding on this Note shall be automatically converted without any further action required by the Company or the Lender (the “Exchange Conversion”) into the successor or parent company’s Common Stock, as the case may be, immediately upon consummation of the Transaction or the Company becoming public. Contemporaneous with the Exchange Conversion, the entire principal amount of this Note then outstanding, together with the accrued and unpaid interest thereon, will be converted automatically into shares of common stock of Publicco at the rate of one share for each $0.50 of principal and interest.

(c)           Failure of Merger Within Prescribed Time. In the event that the Company shall not consummate a Transaction as described in paragraph 1, within one (1) month of issuance of the Note, then at the election of the Lender, the principal and accrued interest with respect to the Note will  become due and payable.

(d)           No Impairment.  The Company will not through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company and will at all times in good faith assist in the carrying out of all the provisions of this Section 1 and take of all such action as may be necessary or appropriate in order to protect the conversion rights of the Lender under this Note against impairment.

2.             Reservation of Shares.  The Company shall cause Publicco at all times to have authorized and reserved for issuance a sufficient number of shares of its capital stock to provide for the full conversion of this Note.

3.             Affirmative Covenants.  The Company covenants and agrees that, while any amounts under this Note are outstanding, it shall:

(a)            Do all things necessary to preserve and keep in full force and effect its corporate existence, including, without limitation, all licenses or similar qualifications required by it to engage in its business in all jurisdictions in which it is at the time so engaged; and continue to engage in business of the same general type as conducted as of the date hereof; and (ii) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder;

(b)            Pay and discharge promptly when due all taxes, and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property before the same shall become delinquent or in default, which, if unpaid, might reasonably be expected to give rise to liens or charges upon such properties or any part thereof, unless, in each case, the validity or amount thereof is being contested in good faith by appropriate proceedings and the Company has maintained adequate reserves with respect thereto in accordance with the Company’s accounting policies.;

(c)           Comply in all material respects with all federal, state and local laws and regulations, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations and requirements applicable to it (collectively, “Requirements”) of all governmental bodies, departments, commissions, boards, companies or associations insuring the premises, courts, authorities, officials or officers which are applicable to the Company or any of its properties, except where the failure to so comply would not have a material effect (“Material Adverse Effect”) on the Company or any of its properties; provided, however, that nothing provided herein shall prevent the Company from contesting the validity or the application of any Requirements;

(d)           Keep proper records and books of account with respect to its business activities, in which proper entries, reflecting all of their financial transactions, are made in accordance with the Company’s accounting policies;

(e)           Notify the Lender in writing, promptly upon learning thereof, of any litigation or administrative proceeding commenced or threatened against the Company which involve a claim in excess of $100,000;

4.             Negative Covenants.  The Company covenants and agrees that while any amount of this Note is outstanding it will not directly or indirectly:

(a)            Guarantee, assume or otherwise become responsible for (directly or indirectly) the indebtedness for borrowed funds, performance, obligations, of any person, or the agreement by the Company or any of its subsidiaries to do any of the foregoing, without the prior written consent of the Lender;

(b)           Declare or pay, directly and indirectly, any dividends or make any distributions, whether in cash, property, securities or a combination thereof, with respect to (whether by reduction of capital or otherwise) any shares of its capital stock (including without limitation any preferred stock) or directly or indirectly redeem, purchase, retire or otherwise acquire for value any shares of any class of its capital stock or set aside any amount for any such purpose (other than in the ordinary course of business and for reasonable consideration); and

(c)           Sell, transfer, discount or otherwise dispose of any claim or debt owing to it, including, without limitation, any notes, accounts receivable or other rights to receive payment, except for reasonable consideration and in the ordinary course of business as determined by the Company in its sole discretion.

5.             Events of Default.  At the option of Lender, upon the occurrence of any of the following events of default ("Events of Default"), the Borrower will be in default ("Default"):

(a)           Nonpayment of any amount due under this Note.

(b)           The filing by Company or against Company of a petition in bankruptcy or insolvency or in reorganization or for the appointment of a receiver, custodian, liquidator, trustee, or other official covering Company or any of its assets, or a making by the Company of an assignment for the benefit of creditors, or the filing of a petition for an arrangement by the Company which is not withdrawn or continued, dismissed, cancelled, and/or terminated before the end of thirty (30) days' following commencement.

(c)           Failure to comply with or breach or default in any of the terms or conditions of the Securities Purchase Agreement and failure to cure such breach within thirty (30) days after written notice is delivered to Company.

6.             Remedies.  In case any one or more of the Events of Default specified in Section 5 hereof shall have occurred and be continuing, the Lender may proceed to protect and enforce its rights either by suit in equity and/or by action at law, whether for the specific performance of any covenant or agreement contained in this Note or in aid of the exercise of any power granted in this Note, or the Lender may proceed to enforce the payment of all sums due upon this Note or to enforce any other legal or equitable right of the Lender.

7.             Amendments and Waivers.  Any term of this Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Company and the Lender.

8.             Notices. All notices, requests, consents, and other communications under this Note shall be in writing and shall be deemed delivered (i) three (3) business days after being sent by registered or certified mail, return receipt requested, postage prepaid or (ii) one (1) business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, in each case to the intended recipient as set forth  in the Securities Purchase Agreement.

Any party may give any notice, request, consent or other communication under this Note using any other means (including, without limitation, personal delivery, messenger service, telecopy, first class mail or electronic mail), but no such notice, request, consent or other communication shall be deemed to have been duly given unless and until it is actually received by the party for whom it is intended.  Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section.

9.             Conflicting Agreements.  In the event of any inconsistencies between the terms of this Note and the terms of any other document related to the loan evidenced by this Note, the terms of this Note shall prevail.

10.           Severability.  The unenforceability or invalidity of any provision or provisions of this Note as to any persons or circumstances shall not render that provision or those provisions unenforceable or invalid as to any other provisions or circumstances, and all provisions hereof, in all other respects, shall remain valid and enforceable.

11.           Governing Law.  This Note shall be governed by and construed under the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York without reference to any conflict of laws provisions. The Company (1) agrees that any legal suit, action or proceeding arising out of or relating to this Note shall be instituted exclusively in New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (2) waives any objection which the Company may have now or hereafter to the venue of any such suit, action or proceeding, and (3) irrevocably consents to the jurisdiction of the New York State Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding.  The Company further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York and agrees that service of process upon the Company mailed by certified mail to the Company's address shall be deemed in every respect effective service of process upon the Company, in any such suit, action or proceeding.  THE PARTIES HERETO AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS NOTE OR ANY DOCUMENT OR AGREEMENT CONTEMPLATED HEREBY.

12.           Waivers.  The nonexercise by either party of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

13.           Lost Documents.  Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note or any Note exchanged for it, and (in the case of loss, theft or destruction) of indemnity satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of such Note, if mutilated, the Company will make and deliver in lieu of such Note a new Note of like tenor and unpaid principal amount and dated as of the original date of this Note.

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Note as of the date first written above.

Island Breeze International

By:
Bradley T. Prader, President